Exhibit 10.5

June 1, 2008

Mr. Eberhard Schoneburg

25/F., Ellipsis Building

Happy Valley

Hong Kong

Re: Amendment to Employment Agreement

Dear Eberhard,

This letter sets forth the mutual agreement between you and Artificial Life, Inc. (the “Company”) concerning an amendment to your employment agreement with the Company dated as of July 1, 2006, as amended March 28, 2007, (the “Employment Agreement”). This amendment to the Employment Agreement shall be deemed effective as of June 1, 2008.

Section 4(a) of the Employment Agreement is hereby amended to read in its entirety:

“Base Salary. You shall receive an initial base salary equal to US Dollars Three Hundred and Sixty thousand dollars and 00/100 (US $360,000) per annum, which base salary shall be paid in arrears in equal monthly installments. The amount of such base salary shall be reviewed yearly with a view to increases based on performance; provided, however, that the minimum increase per annum shall be at least twenty five percent (25%).”

Section 5 of the Employment Agreement is hereby amended to read in its entirety:

“Subject to Paragraph 6 hereof, your employment and appointment hereunder shall be for a fixed term commencing on the date hereof and expiring on December 31, 2011, unless extended or earlier terminated as provided in accordance with the terms hereof ("the Term"). On December 31, 2011, and each anniversary thereof, the Term shall be automatically extended for an additional period of one (1) year, unless you or the Company give written notice of at least ninety (90) days prior to the end of the then current Term indicating that the Term will not be so extended.”

Except for the modifications set forth above, the Employment Agreement shall remain in full force and effect in accordance with its terms. Please sign below to acknowledge your agreement to the terms and conditions of this amendment to the Employment Agreement.

Yours sincerely,	Confirmed and agreed by

/s/ Claudia Alsdorf	/s/ Eberhard Schoneburg
Claudia Alsdorf, Director	Eberhard Schoneburg

/s/ Dr. Gert Hensel
Dr. Gert Hensel, Director

/s/ Rene Jaeggi
Rene Jaeggi, Director